Exhibit 10.1

TECHNICAL SERVICE AGREEMENT

This Technical Service Agreement (this "Agreement") is dated December 6, 2023 by and between the following two parties:

(1)	Arpa Infinity Limited, a company incorporated in Hong Kong with correspondence address at Room 15, 6/F, Nan Fung Commercial Center, 19 Lam Lok Street, Kowloon, Hong Kong (“Arpa” or “Consultant”); and
(2)	Kioni Holdings Limited, a company incorporated in Delaware, USA with correspondence address at 114 Lavender Street, #08-72 CT Hub 2, Singapore 338729 (“Kioni” or “Company”);

(Individually a "Party", and collectively the "Parties").

WHEREAS:

A.	Arpa is a technology consulting company that specialized in solutions for eCommerce, web based applications, and digital solutions;
B.	Kioni is a general consulting company providing back office services to clients in Asia; and
C.	Kioni wishes to engage Arpa to be a technical consultant for Kioni to provide technical services to Kioni’s customers under the terms and conditions of this agreement.

THEREFORE, the Parties enter into the Agreement as follows:

1.       Technical Services; Ownership and Interests

1.1	During the term of this Agreement, the Consultant agrees to provide the technical services to the Company’s customers (as specified in Appendix 1, the "Services"), from time to time and subject to mutual agreement, in accordance with the Agreement.
1.2	The Company agrees that, during the term of this Agreement, it shall not utilize any third party to provide such Services without first offering the Services to the Consultant. If the Consultant cannot provide the Services to the requirements of the Company, including fees, timelines and appropriate personnel, then the Company has the right to offer the Service to other consultants.
1.3	The Company and or its customers, as appropriate, shall be the sole and owner of all rights, title, interests and intellectual property rights arising from the performance of the Services provided by Consultant pursuant to this Agreement, including, but not limited to, any copyrights, patent, know-how, commercial secrets and otherwise, whether developed by the Consultant or provided by the Company or its customer’s own intellectual property.
1.4	The Company agrees that the Consultant is the preferred party to provide IT services to the Company’s customers as set out in Section 1.2 above, and that the Consultant agrees to provide at least 1 technical consultant (approved by the Consultant in writing) to be named in any marketing or business proposal made by the Company to potential customers.

2.	Calculation and Payment of the Fee for Technical Services (the "Fee")
2.1	The Parties agree that the Fee under this Agreement shall be determined according to Appendix 2.

3.       Representations and Warranties

3.1	Arpa hereby represents and warrants as follows:
3.1.1	Arpa is a company duly registered and validly existing under the laws of Hong Kong;
3.1.2	Arpa has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;
3.1.3	the Agreement will constitute a legal, valid and binding agreement of Arpa enforceable against it in accordance with its terms upon its execution;
3.1.4	Arpa and or any of its employees, consultants or personnel assigned to work on any projects under this Agreement shall not bring disrepute to the good name of the Company or its customers and or any of its officers or directors;
3.1.5	Arpa agrees that it shall not engage, without the prior written consent of the Company, in any work or engagements with the Company’s customer under this Agreement for a period of one year after the completion of the services to that customer.
3.2	Kioni hereby represents and warrants as follows:
3.2.1	Kioni is a company duly registered and validly existing under the laws of Delaware, USA;
3.2.2	Kioni has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;
3.2.3	Once the Agreement has been duly executed by the Parties, it will constitute a legal, valid and binding agreement of Kioni enforceable against it in accordance with its terms upon its execution.

4.       Confidentiality

4.1	Consultant agrees to use all reasonable means to protect and maintain the confidentiality of the Company's and or its customers’ confidential data and information acknowledged or received by Consultant by accepting the Services from Kioni (collectively the "Confidential Information"). Consultant shall not disclose or transfer any Confidential Information to any third party without the Company's and or customers’, as appropriate, prior written consent. Upon termination or expiration of this Agreement, Consultant shall, at the Company's option, return all and any documents, information or software containing any of such Confidential Information to the Company or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them. Consultant shall take necessary measures to keep the Confidential Information to the employees, agents or professional consultants of the Consultant for whom it is necessary to know such Information and procure them to observe the confidential obligations hereunder.

4.2       The limitation stipulated in Section 4.1 shall not apply to:

4.2.1	the materials available to the public at the time of disclosure;
4.2.2	the materials that become available to the public after the disclosure without fault of the Consultant;
4.2.3	the materials the Consultant prove to have obtained the control thereof neither directly nor indirectly from any other party afore the disclosure;
4.2.4	the information that each Party is required by law to disclose to relevant government authorities, stock exchange, or the above Confidential Information that is necessary to be disclosed directly to the legal counselor and financial consultant in order to maintain its usual business.
4.3	Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.	Indemnity
5.1	In the event that a Party fails to comply with any of its obligations hereunder and such failure results in direct losses to the other Party, the defaulting Party shall make full and effective compensation to the other Party promptly upon receipt of a written notice from the non-defaulting Party. The compensation that the defaulting Party shall pay to the non-defaulting Party for its defaulting action shall be equivalent to the actual losses caused by its default, which shall not include special, consequential or punitive damages or compensation for lost profit. If the failure renders impossible the continued performance of this Agreement, the other Party shall have the right to terminate this Agreement.

6.	Effective Date and Term
6.1	This Agreement shall be effective upon its being signed by the Parties hereunder. The term of this Agreement is two (2) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in the agreement entered into by both Parties separately.
6.2	This Agreement shall be automatically extended for another two (2) years except if Arpa gives its written notice terminating this Agreement three (3) months before the expiration of this Agreement.

7.	Termination
7.1	This Agreement shall expire on the date due unless this Agreement is extended as set forth in the relevant terms hereunder.
7.2	During the term of this Agreement, Kioni is not permitted to terminate this Agreement early, except as provided in Section 5 above. Notwithstanding the foregoing, Arpa may terminate this Agreement at any time with a written notice to Kioni thirty (30) days before such termination. If Arpa terminates the Agreement early for reasons attributable to Kioni, Kioni shall be obligated to compensate all the losses caused thereby to Arpa and shall pay the relevant fees for the services provided. For the avoidance of doubt, Kioni can terminate this agreement immediately if Arpa breach Section 3.1.4 and or 3.1.5 of this Agreement and would be liable for any losses, including loss of profits and business, and shall indemnify Kioni pursuant to Section 5.
7.3	Sections 4, 5 and 8 shall survive the termination or expiration of this Agreement.

8.	Settlement of Disputes
8.1	The Parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through consultation and discussion. In case no settlement can be reached through consultation, each Party can submit such matter to Singapore International Arbitration Center (the “SIAC"). The arbitration shall follow the then current rules of SIAC. The arbitration award shall be final and binding upon both Parties. This article shall not be influenced by the termination or elimination of this Agreement.
8.2	Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.	Force Majeure
9.1	Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the Party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected Party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other Party, without delay, of the approaches of the performance of this Agreement by the affected Party.
9.2	In the event that the affected Party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected Party will not be responsible for any damage by reason of such a failure or delay of performance. The affected Party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both Parties agree to resume performance of this Agreement with their best efforts.

10.	Notices
10.1	Notices or other communications required to be given by any Party pursuant to this Agreement shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party or Parties set forth below.

ARPA: Address: Tel: Email: Addressee:	Room 15, 6/F, Nan Fung Commercial Center, 19 Lam Lok Street, Kowloon, Hong Kong CEO

KIONI: Address: Tel: Email: Addressee:	114 Lavender Street, #08-72 CT Hub 2, Singapore 338729 +1 617 313 3243 info@kioniholdings.com Director

11.	Assignment
11.1	Consultant shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of the Company. The Company may transfer its rights or obligations under this Agreement to any third party without the consent of the Consultant, but shall inform the Consultant of the above assignment.

12.	Severability
12.1	Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.	Amendment and supplement
13.1	Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both Parties. The amendment and supplement duly executed by both Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.       Governing Law

14.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of Singapore.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

SIGNED by	)
for and on behalf of	)
ARPA INFINITY LIMITED	) /s/ Ting Yam Chan
in the presence of:	)

SIGNED by	)
for and on behalf of	)
KIONI HOLDINGS LIMITED	) /s/ Elvis Diao
in the presence of:	)

APPENDIX 1: THE LIST OF TECHNICAL SERVICES

The Consultant shall provide Services to the Company, which shall include without limitation the following:

1.	e-commerce technical services, including designing, building, implementation and training services;

2.       maintenance of servers and customer’s hardware, including hosting services;

3.	development, update and upgrading of server application software and the application in ICP business;
4.	development, update and upgrading of web-user application software;
5.	training of technical staff;
6.	technical consulting services related to the customer's business; and
7.	general IT support as required by the customer;
8.	other reasonable technical services requested by the Company or its customers.

APPENDIX 2: CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL SERVICES

During the term of this Agreement, the Fee payable by the Company to Consultant for the Services rendered according to Appendix 1 shall be based on the specific Fee rate, depending on the technical complexity and timeline requirements specify by the Company, negotiated and approved by the Parties.

Notwithstanding the forgoing, the Consultant shall have the right to adjust at any time the Fee rate based on the quantity, easiness, urgency of the Services provided by the Company and its customers, and calculate the Fee payable by the Company based on this rate. Unless there is an obvious fault or material mistake in the rate, the Fee calculated based on this rate shall be the final amount. Arpa shall issue the bill to the Company as agreed in each engagement and the Company shall pay the bill within three days upon receipt of the bill.